EXHIBIT 99.1

Plains Exploration & Production Company 700 Milam, Suite 3100 Houston, TX 77002

NEWS RELEASE

Contact:	Scott D. Winters
Director - Investor Relations
(832) 239-6190 or (800) 934-6083

FOR IMMEDIATE RELEASE

PXP SHUTS-IN LOUISIANA PRODUCTION DUE TO HURRICANE IVAN

HOUSTON, Texas, September 15, 2004 – Plains Exploration & Production Company (NYSE:PXP) (“PXP” or the “Company”) today announced it had shut-in approximately 6,400 net barrels of oil equivalent per day (BOEPD) in response to Hurricane Ivan. PXP has an additional 850 net BOEPD that may also be shut-in depending on storm conditions. PXP has also suspended drilling operations on the “Sonoma” prospect in Breton Sound.

ADDITIONAL INFORMATION & FORWARD LOOKING STATEMENTS

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission (“SEC”). Such statements include those concerning PXP’s strategic plans, expectations and objectives for future operations. All statements included in this press release that address activities, events or developments that PXP expects, believes or anticipates will or may occur in the future are forward-looking statements. These include:

* reliability of reserve and production estimates,

* production expense estimates,

* cash flow estimates,

* future financial performance,

* other matters that are discussed in PXP’s filings with the SEC, and

* planned capital expenditures.

These statements are based on certain assumptions PXP made based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond PXP’s control. Statements regarding future production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, inflation or lack of availability of goods and services, environmental risks, drilling risks and regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may

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differ materially from those projected in the forward-looking statements. Please refer to our filings with the SEC, including our Forms 10-K and 10-K/A for the year ended December 31, 2003, for a further discussion of these risks.

PXP is an independent oil and gas company primarily engaged in the upstream activities of acquiring, exploiting, developing and producing oil and gas in its core areas of operation: onshore and offshore California, West Texas, East Texas and the Gulf Coast region of the United States. PXP is headquartered in Houston, Texas.

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